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Exhibit 99(f)



                  CONSENT OF PETER J. SOLOMON COMPANY LIMITED


July 9, 1996

Board of Directors Rose's Stores, Inc.
218 South Garnett Street
Henderson, North Carolina 27536

         Re: Registration Statement on Form S-4 filed by Fred's, Inc.

Members of the Board of Directors:

         Reference is made to our opinion letter to be dated July 11, 1996 with respect to the Agreement and Plan of Merger dated as of May 7, 1996 among Fred's, Inc., FR Acquisition Corp., a wholly-owned subsidiary of Fred's, Inc., and Rose's Stores, Inc.

         The foregoing opinion letter is for the information and assistance of the Board of Directors of Rose's Stores, Inc. in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

         In that regard, we hereby consent to the reference to the opinion of our Firm under the captions -- "SUMMARY - The Merger -- Opinions of Financial Advisors" and "THE MERGER - Recommendations of the Board of Directors; Reasons for the Merger" and " - Opinions of Financial Advisors -- PJSC Opinion to the Rose's Board of Directors" and to the inclusion of the foregoing opinion in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Peter J. Solomon Company Limited
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PETER J. SOLOMON COMPANY LIMITED